Exhibit 99


                     Investor Contact:   Debra O'Shea
                                         Director, Investor Relations
                                         312-906-3774

                     Media Contact:      Mary Eriksson
                                         Corporate Communications
                                         312-496-5095


             USN COMMUNICATIONS COMPLETES SHORT-TERM FINANCING

 CHICAGO, November 18, 1998 - USN Communications, Inc. (Nasdaq: USNC) announced today that it completed the sale of a $10 million note to Merrill Lynch Global Allocation Fund, Inc. The note bears interest at 17% per annum and matures on January 15, 1999.

 USN also announced that it expect to file its Form 10-Q report for the third quarter ended September 30, 1998 on Friday, November 20, 1998.

 The statements made in this press release, other than historical financial results, may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. USN believes its primary risk factors include, but are not limited to: availability of additional financing, the number and size of competitors in its markets; law and regulatory policy; dependence on technology and third parties, including provisioning and billing systems and services; and the mix of products and services offered in its target markets. Additional information concerning these and other potentially important factors can be found in USN's SEC filings. USN undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Any statements should be evaluated in light of these important factors. In addition, a copy of the note purchase agreement providing for the sale of the above-referenced note will be filed with the SEC as an exhibit to USN's third quarter Form 10Q report.

 USN delivers "powerful connections" for small to medium-sized businesses by integrating a complete range of communications services, including local, long-distance, cellular and Internet, supported by unparalleled customer service. USN was founded in 1994 and is headquartered in Chicago with offices located in the Midwest and Northeast.

 For more information on USN Communications, visit the company's Web site located on the Internet at www.usncomm.com.